Exhibit 99.1

                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:  215-619-2700
                                                         Fax:    215-619-7841
Contacts:
Ian Harvie of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

                              For Immediate Release

       C&D Technologies Comments on Financial Expectations for Fiscal 2007

Raw material costs and weaker Power Electronics shipments will impact recovery plan in Q3 and Q4. Pricing actions and additional cost reduction activities initiated.

Blue Bell, PA - October 31, 2006 - C&D Technologies (NYSE: CHP), a leading global producer and marketer of electrical power storage and conversion products used in telecommunications, industrial and motive applications, today announced that it is revising financial guidance for fiscal 2007.

During C&D's prior second quarter earnings conference call, the Company indicated that it expected to return to profitability in the fourth quarter of fiscal 2007. Subsequently, continued rapid escalation of lead costs to historically unprecedented levels, as well as softness in certain end markets for the Power Electronics Division, has led the Company to revise this outlook. The Company now expects losses to be worse than it previously expected during its third quarter and to continue at least through the end of its current fiscal year, January 31, 2007.

In response to these conditions, the Company recently announced price increases for its lead-containing products. The Company is also accelerating its cost reduction actions.

"There are two main factors that necessitate today's revised outlook," said Dr. Jeffrey Graves, President and Chief Executive Officer for C&D Technologies. "We have seen nearly a 30% increase in the price of lead, the primary raw material for both our Standby Power and Motive Power businesses, during the third quarter alone. While we have taken pricing actions to counteract these cost pressures, and are evaluating further pricing actions, we do not expect to see any positive impact until after the current pricing actions take effect later in our fourth quarter. In addition, key customers in our Power Electronics Division have pushed out or cancelled orders which were scheduled for fiscal 2007 due to softening or increased uncertainty of demand in certain end-markets."

Dr. Graves continued, "We are taking further immediate and decisive actions to improve our cost structure. Today, we announced a difficult, but necessary decision to close our Portland facility which services our Power Electronics Division. Portland has served as a development center for board mount power applications and its activities will be centralized into our Toronto, Canada and Mansfield, Massachusetts operations. We expect this action alone will drive annualized costs savings of approximately $5 million. The consolidation of design centers will be completed during the fourth quarter of this fiscal year.

"Within our Power Systems Division, we have undertaken a review of all aspects of our business and have identified competitiveness and cost improvement opportunities in a number of areas, particularly in manufacturing and sourcing. These opportunities, allied to improvement initiatives that are already underway, manufacturing relocation to low cost environments, reorganization and continuous improvement, will provide momentum to performance improvement and business agility. We are confident that our turnaround plan for C&D Technologies is on target, even if our return to profitability has now been delayed."

Additionally, C&D Technologies announced today that its second-lien lenders agreed to a waiver of the leverage ratio covenant of the term-loan agreement for October 31, 2006, until November 30, 2006.

The Company will provide additional details on its year-end outlook and cost reduction plans during its third quarter conference call in December.

Forward-Looking  Statements:
This press release may contain forward-looking statements (within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors, such as fluctuations in prices and availability of raw materials, particularly lead; success of productivity initiatives, including rationalizations, relocations or consolidations; and economic conditions or market changes in certain market sectors in which we conduct business; and those other factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2006, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward- looking statements made herein.

About C&D Technologies:
C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), motive (material handling), telecommunications, and uninterruptible power supply (UPS) markets, as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. Through our Power Electronics Division, we manufacture and market custom, standard and modified-standard electronic power supply systems, including DC to DC converters, for large OEMs of telecommunications and networking equipment, as well as office and industrial equipment. The division also manufactures power conversion products sold into military and CATV applications as well as digital panel meters and data acquisition components. C&D Technologies' unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

C&D(R) is a registered trademark of C&D Technologies, Inc.